Exhibit 99.1

IPG Photonics Announces Continued Production at Russian Operations
Taking Steps To Minimize Disruptions And Implementing Contingency Plans In Light Of Global Sanctions
OXFORD, Mass. – March 3, 2022 - IPG Photonics Corporation (NASDAQ: IPGP) today announced more information regarding its Russian operations in light of current events. IPG’s Russian facilities continue to operate and manufacture optical components and finished products for its operations in the U.S., Germany and China.
IPG has major production and R&D facilities as well as close to 2,000 employees located in Russia. These facilities supply components that Germany and the U.S. use in production and provides finished products to China and the U.S. In 2021, IPG’s Russian operations supplied approximately $100 million of finished product for the Chinese market. Historically, sales to Russian customers have been nominal, totaling $30 million in 2021.
Sanctions will increase lead times and shipping costs for components and lasers to and from IPG's Russian operations. As part of contingency planning, IPG already has built several months of critical inventory in Russia to support sales. The Company's Russian facility is currently able to ship optical and other components to IPG affiliates from Russia. In the event that sanctions or other developments resulting from the ongoing Russia-Ukraine war substantially limit IPG's ability to export optical or other components to or from Russia, the Company's sales may be materially impacted.
IPG is executing on contingency plans that include increasing manufacturing capacity and inventories of critical components in Germany and the U.S., and qualifying third-party suppliers to reduce reliance on Russian operations. Management believes that the Company can start to reduce the reliance on components sourced from Russia within a few months and substantially reduce the risk related to sourcing these components from Russia in six to nine months. Management continues to assess the impact of the announced sanctions and will monitor any new sanctions.
The current cash balance in Russia is less than 1% of total current cash and the Russian operations are self-funding. To preserve cash, IPG also suspended further capital investment in Russia other than for maintenance and non-material items. IPG has no operations in Ukraine.
On February 15, 2022, IPG provided earnings guidance for the first quarter of 2022. The estimates included in such guidance were current as of the date given and are not being updated or reaffirmed by this news release. Given the rapidly evolving situation, increased risk and uncertainty, IPG is withdrawing the annual guidance.
Contact
Eugene Fedotoff
Director of Investor Relations
IPG Photonics Corporation
508-597-4713
efedotoff@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The Company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 30 facilities worldwide. For more information, visit www.ipgphotonics.com.

Exhibit 99.1
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, increase in lead times and shipping costs for components and lasers to and from our Russian operations, increasing manufacturing capacity and inventories of critical components in Germany and the U.S. and qualifying third-party suppliers to reduce reliance on Russian operations, to reduce the reliance on components sourced from Russia within a few months and substantially reduce the risk related to sourcing these components from Russia in six to nine months.Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that IPG serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 22, 2022 and IPG's reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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